Exhibit 4-4

LOGO

                  Dividend Reinvestment and Stock Purchase Plan

Holders of Exelon common shares may purchase additional common shares under our Dividend Reinvestment and Stock Purchase Plan by reinvesting the dividends on some or all of their shares and/or by making direct cash purchases of up to $60,000 per calendar year.

The price of shares purchased is the weighted average price (including brokerage commissions) at which the shares are purchased on the open market by EquiServe as agent for Plan participants.

Our common shares are listed on the New York, Chicago and Philadelphia Stock Exchanges.



EquiServe Trust Company, N.A. is the sponsor, processing agent and administrator for the Plan. Any questions or requests with respect to the Plan or your holdings of our common shares should be directed to EquiServe as shown at the bottom of this page. This Plan replaces the prior dividend reinvestment and stock purchase plans of Unicom Corporation and PECO Energy Company.


                            SUMMARY OF KEY PLAN DATES

                    Latest date for receipt of required items
                For Each          To
                Dividend        Enroll   To Change    To Withdraw
              Payment Date     In Plan   Options      From Plan
              Listed Below
                  Mar 10       Feb 20    Feb 20       Feb 20
                  Jun 10       May 20    May 20       May 20
                  Sep 10       Aug 20    Aug 20       Aug 20
                  Dec 10       Nov 20    Nov 20       Nov 20

Questions about the Plan should be directed as follows:

By Telephone:

EquiServe Trust Company, N.A.
Shareholder Customer Service including sale of shares: 1-800-626-8729
(toll-free)

Outside the United States and Canada: 1-201-324-0498

By Internet: www.equiserve.com
                                    By Mail:

                                     Exelon
                                     c/o EquiServe Trust Company, N.A.
                                     Post Office Box 2598
                                     Jersey City, New Jersey 07303-2598


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                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at its public reference rooms at the following locations:


                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

                            New York Regional Office
                              7 World Trade Center
                                   Suite 1300
                               New York, NY 10048

                                                  Chicago Regional Office
                                                      Citicorp Center
                                                  500 West Madison Street
                                                         Suite 1400
                                                   Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

We will provide without charge to each shareholder, including any beneficial owner, upon their written or oral request, a copy of the information we have filed with the SEC in its current form, other than certain exhibits to that information. Those requests should be directed to Investor Relations, Exelon Corporation, 10 South Dearborn Street, Post Office Box 805398, Chicago, IL 60680-5398.


                               EXELON CORPORATION

Exelon Corporation is a holding company for entities engaged in the production, purchase, transmission, distribution and sale of electricity and gas to a diverse base of residential, commercial, industrial and wholesale customers. Its principal subsidiaries consist of Commonwealth Edison Company and PECO Energy Company.

ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1999. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which it derived approximately 30 percent of its ultimate consumer revenues in 1999. ComEd had approximately 3.5 million electric customers at December 31, 1999.

PECO Energy Company is engaged principally in the production, purchase, transmission, distribution and sale of electricity to residential, commercial, industrial and wholesale customers in its franchised service territory in southeastern Pennsylvania. Since 1999, the Commonwealth of Pennsylvania has required the unbundling of retail electric services in Pennsylvania into separate generation, transmission and distribution services with open retail




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competition for generation services. With the commencement of deregulation, PECO
Energy serves as the local distribution company providing electric distribution services in southeastern Pennsylvania and bundled electric service to customers who cannot or do not choose an alternate electric generation supplier. Through its Exelon Energy division, PECO Energy is a competitive generation supplier offering competitive energy supply to customers throughout Pennsylvania. The
Company's   Exelon   Infrastructure   Services   subsidiary   provides   utility
infrastructure services to customers in several regions of the United States. PECO Energy has also formed AmerGen Energy Company, a joint venture with British Energy plc, to acquire and operate nuclear generating facilities. PECO Energy also engages in the wholesale marketing of electricity on a national basis. PECO Energy also participates in joint ventures which provide telecommunication services in the Philadelphia metropolitan region.


                               EXELON CORPORATION

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Our Plan is described in the following questions and answers.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to give holders of our common shares a convenient method of purchasing additional common shares through the reinvestment of dividends and to offer a variety of flexible services to aid owners in the managing of their common share holdings.

Features

2.   What options are available to participants in the Plan?

     As a participant in the Plan, you may:

          o automatically reinvest cash dividends on some or all common shares registered in your name and continue to receive cash dividends on any remaining shares,

          o receive cash dividends on all shares, including those held in the Plan,

          o purchase additional common shares by making voluntary cash payments of at least $25 per payment up to a total of $60,000 per calendar year,

          o make automatic monthly purchases of common shares by electronic funds transfer from your bank account or

          o    deposit shares for safekeeping purposes with EquiServe.

Eligibility

3.   Who is eligible to participate in the Plan?

     Any holder of record of our common shares, who has certificates or book-entry shares registered in their name, is eligible to enroll in the Plan. If you own shares which are registered in the name of a broker, bank or other nominee and you wish to enroll in the Plan, you should re-register those shares in your own name. Alternatively, you may ask the person in whose name your shares are registered to participate in the Plan on your




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     behalf  (such as through a program  offered by a broker or bank).  In those cases, your participation through that person may be on terms and conditions which differ from the terms and conditions set forth in the Plan, and the terms and conditions set by that person will govern and EquiServe will not have any record of your transactions or account. The agreements with brokers and other financial institutions with respect to participation of custody accounts may be terminated at any time.


ADMINISTRATION

4.   Who administers the Plan and acts as agent for participants?

     EquiServe is the sponsor, processing agent and administrator for the Plan. If you decide to participate in the Plan, EquiServe will keep a continuous record of your participation and will send you a transaction statement of your account under the Plan after each purchase of shares on your behalf. The number of shares credited in book entry form to your account will be shown on your transaction statement. The deposit of shares for safekeeping purposes, purchases of Plan shares and sales of Plan shares will be performed by EquiServe as agent for participants in the Plan. These actions will relieve you of the responsibility for safekeeping shares purchased under the Plan and protect you against loss, theft or destruction of stock certificates.

     Plan shares purchased under the Plan will be credited in book-entry form to your account. However, if requested by you, certificates for any number of whole shares credited to your account will be issued to you promptly. Those requests can be made by calling or writing EquiServe, or through the Internet Account Access Facility at www.equiserve.com. Each transaction statement also contains a form which may be used to request certificates for whole shares. Any remaining whole and fractional shares will continue to be held, in book entry form, in your account. Certificates for fractional shares will not be issued.

     EquiServe may be contacted as follows:


     Correspondence:

     All correspondence and inquiries concerning the plan should be directed to:

                              EquiServe
                              P.O. Box 2598
                              Jersey City, NJ 07303-2598

     Be  sure  to   include  a   reference   to  Exelon   Corporation   in  your
correspondence.


     Telephone:

     Shareholder customer service, including sale of shares: 1-800-626-8729.

     TDD: 1-201-222-4955. A telecommunications device for the hearing impaired is available.

     Outside the United States and Canada: 1-201-324-0498

     An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.




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     Internet:

     You can obtain information about your account over the Internet. To gain access, you will require a password which is sent to you by mail. You may request your password by calling the agent at 1-877-THEWEB7 (1-877-843-9327).

     Messages   forwarded  on  the  Internet  will  be  responded  to  promptly.
     EquiServe's Internet address is www.equiserve.com.


5.   Who interprets the Plan?

     We have reserved the right to interpret the Plan as necessary or desirable in connection with its operation.

     Please note that neither we, EquiServe nor any agent of either of us will be liable for any act done in good faith, or for any good faith omission to act in connection with the administration or operation of the Plan. This limitation of liability applies to, among other things, claims arising out of failure to cease reinvesting dividends on your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of common stock.

     You should recognize that neither we nor EquiServe can assure you of a profit or protect you against a loss on shares purchased under the Plan.


AUTOMATIC DIVIDEND REINVESTMENT

6.   How does an eligible shareholder participate?

     You may enroll in the Plan at any time by completing and signing an Enrollment Authorization Form and returning it to Exelon, c/o EquiServe, Post Office Box 2598, Jersey City, New Jersey 07303-2598. A postage prepaid envelope is provided with the Enrollment Authorization Form for this purpose. An Enrollment Authorization Form may be obtained by written request to EquiServe, by telephone or through the Internet.


7.   When does an enrollment become effective?

     If your Enrollment Authorization Form for the reinvestment of dividends is received by EquiServe on or before the 20th of the month preceding a dividend payment date, the dividend amount will be reinvested under the Plan as of that dividend payment date. If your Enrollment Authorization Form is received after the 20th of the month preceding a dividend payment date, your participation in the Plan may begin with the subsequent dividend payment. For example, your Enrollment Authorization Form must be received on or before February 20th in order for your March 10th dividend to be reinvested under the Plan.


8.   What options does the Enrollment Authorization Form provide?

     Four options are shown on the Enrollment Authorization Form:

          o    full reinvestment of dividends,
          o partial reinvestment of dividends (whereby you indicate the number of your shares to receive cash dividends, and the dividends on all your remaining shares are reinvested),
          o    cash  payments  only (no  reinvested  dividends)  and
          o    automatic monthly deductions.



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     Under each of these  options,  you may make  voluntary cash payments at any time. You must place an "X" in the appropriate box(es) on the form to indicate your authorization intent.

     If your form has not been filled out clearly (either because it has not been fully completed or because contradictory instructions have been given), it will not be effective and will be returned to you for completion or correction.

     You may change options at any time by completing a new Enrollment Authorization Form and returning it to EquiServe. To assure that the change is effective as of the next dividend payment date, your new form must be received by EquiServe on or before the 20th of the month preceding that dividend payment date.


9.   What is the source of shares purchased under the plan?

     Shares purchased under the Plan are purchased in open-market transactions by EquiServe. Open-market purchases may be made on any securities exchange where our common shares are traded, or by negotiated transactions and may be subject to such terms with respect to price, delivery, and other terms as EquiServe may agree to. Neither we nor you shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are made.


10.  When will shares be purchased?

     Shares will be purchased by EquiServe beginning on the dividend payment dates (usually the 10th of March, June, September and December, respectively), or the next business day if the dividend date is not a business day. Purchases will be completed as soon as practicable, but in no event later than 30 days after dividend payment dates, except where completion at a later date is necessary or advisable under any applicable securities laws.


11.  What is the price of purchased shares?

     The  price  will  be  the  weighted  average  price  (including   brokerage
     commissions) at which the shares are purchased by EquiServe for the relevant Investment Date.


12.  How many shares will be purchased?

     Your Plan account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount (dividend and/or voluntary cash payment) to be invested divided by the purchase price per share, as described in Question 11, except that any required withholding of dividends for income taxes will be deducted from the amount to be reinvested.


DIRECT CASH INVESTMENT

13.  What is direct cash investment?

     You have the option to purchase additional common shares, by investing not less than $25 up to a maximum of $60,000 per calendar year, whether or not you elect to have dividends reinvested under the Plan. A Participant who




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     elects to take advantage of direct cash  investment  only and does not wish to have dividends on those shares reinvested must so specify by checking the box marked "Voluntary Cash Payments Only" (No Dividend Reinvestment) on the Enrollment Authorization Form. Direct cash investments are composed of either voluntary cash payments or automatic monthly investments. You need to specify on your Enrollment Authorization Form whether dividends are to be reinvested on any shares purchased by direct cash investment.


14.  How may a participant make voluntary cash payments?

     You may make a voluntary cash payment when joining the Plan by enclosing the payment with your Enrollment Authorization Form. Thereafter, voluntary cash payments should be accompanied by the detachable form attached to each transaction statement you receive.

     Voluntary cash payments must be at least $25 per payment and may not exceed $60,000 per calendar year. These payments should be made by check or money order payable to "EquiServe-Exelon."

     The same amount of money need not be sent each month, and there is no obligation to make a voluntary cash payment each month.

     EquiServe will apply any voluntary cash payment received before an Investment Date to the purchase of common shares for that Investment Date. The "Investment Date" for voluntary cash purchases is generally the 10th business day of each month. Any voluntary cash payment received on or after an Investment Date will be applied to the purchase of shares on the next succeeding Investment Date, unless you request that your voluntary cash payment be returned.


15.  How may a participant make automatic monthly investments?

     You may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $60,000 per calendar year). To initiate automatic monthly deductions, you must complete and sign an Automatic Monthly Deduction Form ("Authorization Form") and return it to EquiServe together with a voided blank check or savings account deposit slip, from a United States bank or financial institution, for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. Once automatic monthly deductions are initiated, funds will be drawn from your specified account three business days preceding the designated voluntary cash Investment Date.

     Automatic monthly deductions will continue until you notify EquiServe in writing to stop. You may change or discontinue automatic monthly deductions by completing and submitting to EquiServe a new Authorization Form. When you transfer shares or otherwise establish a new account, an Authorization Form must be completed unique to that account. If you close or change a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular voluntary cash Investment Date, however, the new Authorization Form must be received by EquiServe at least 7 business days preceding the voluntary cash Investment Date.


16.  When will direct cash investments be made?

     Share purchases will be completed as soon as practical after the Investment Date (see question 14 above), but in no event later than 30 days after such date, except where completion at a later date is necessary or advisable under any applicable securities laws.



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     Brokers or nominees  participating  in automatic  dividend  reinvestment on behalf of beneficial owners cannot utilize the direct cash investment provision of the Plan. Therefore, if your common shares are held by a broker or nominee and you wish to make direct cash investments, you must re-register your shares in your name.


17.  At what price will direct cash investments be made?

     The  price  will  be  the  weighted  average  price  (including   brokerage
     commissions) paid by EquiServe to obtain all such shares.


18.  How many common shares will be purchased?

     Your account will be credited, as of the Investment Date, with the number of whole and fractional shares, computed to three decimal places, which equal the amount of the direct cash investment divided by the applicable purchase price.


19. Will interest be paid on voluntary cash payments received prior to the purchase date?

     No. For that reason, the Company urges you to mail your investment so that it is received by EquiServe prior to, but as close as possible to, a purchase date. Of course, sufficient time should be allowed for the payment to reach EquiServe. Voluntary cash payments received by EquiServe will be returned to you upon written request, provided such request is received by EquiServe at least two business days prior to the purchase date.


20.  Who holds shares purchased through direct cash investment?

     Shares purchased through direct cash investment will be credited to your account in book-entry form and may be withdrawn by you at any time.


DEPOSIT OF STOCK CERTIFICATES

21. How may stock certificates be deposited to a participant's account in book-entry form for safekeeping purposes?

     For safekeeping purposes, you may convert into book-entry form any Exelon common stock certificates in your possession. Thereafter, those shares, credited to your account in book-entry form, will be treated in the same manner as shares purchased through the Plan. There is no charge for this service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates.

     If you wish to deposit your common stock certificates, you must mail them along with a request to EquiServe. The certificates should not be endorsed. You will promptly receive a statement confirming each certificate conversion and credit. To insure against loss resulting from mailing certificates, EquiServe will provide mail insurance free of charge. To be eligible for certificate mailing insurance, the following guidelines must be observed. Certificates must be mailed in brown, pre-addressed return envelopes supplied by EquiServe, which can be obtained by contacting them as noted on the front page of this document. Certificates mailed will be insured for up to $25,000 of current market value provided they are mailed first class. Certificates having a current market value between $25,000 and $500,000 must be mailed registered mail with a return receipt requested. EquiServe must be notified of any claim within thirty calendar days of the date the certificates were mailed. The maximum insurance protection




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     provided  is  $25,000  and  the  coverage  is   available   only  when  the
     certificate(s) are sent in accordance with these guidelines.

     Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of those shares from the time the certificates are mailed until the time that they are replaced.

     If you do not use the brown pre-addressed envelope provided by EquiServe, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20.00). This amount represents the replacement cost to you.


COSTS

22.  What are the costs to a participant in the Plan?

     Plan participants will bear the cost of brokerage commissions paid by EquiServe in connection with the purchase or sale of shares. Your proportionate share of brokerage commissions will be reflected in the price charged to you for shares purchased under the Plan. For sales, your proportionate share of brokerage commissions will be deducted from the sale proceeds.

     Except as described above, we will bear the direct costs of administering the Plan. We will hold dividend funds pending the settlement date of Plan purchases. Any interest income realized by us will be applied to cover the Plan's administrative costs.


CERTIFICATES; TRANSFERS; SALE OF SHARES

23. When will a certificate be issued for shares purchased or deposited under the Plan?

     Certificates for shares credited to your account will be issued to you only upon request to EquiServe. Shares purchased through automatic dividend reinvestment or shares deposited for safekeeping will be credited to your account until you give EquiServe written instructions to deliver certificates for whole shares held under the Plan. You may obtain a certificate for any number of whole shares held by EquiServe. Certificates will be issued as soon as practicable after your withdrawal request has been made. Requests can be made by calling or writing EquiServe or through the Internet Account Access Facility at www.equiserve.com. An instruction to issue a certificate for all shares credited to your account will result in the issuance of a certificate for full shares and a check for any fractional share at the then current price, less any service fee and brokerage commissions.

24.  In whose name will certificates be registered when issued?

     Unless you otherwise direct, certificates will be issued in the name in which the account is maintained. A certificate may be issued in a name other than that in which the account is maintained, if EquiServe receives a signed written request to that effect and a stock power with all signatures medallion guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved medallion signature guarantee program.

25.  Can shares held under the Plan be sold?

     You may at any time, including upon withdrawal, request the sale of all or any shares held in your account by:



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          o    providing properly documented written instructions  including the
               signatures   of  all   persons  in  whose  name  the  account  is
               maintained,

          o    calling EquiServe at 1-800-626-8729 using a touch-tone phone or

          o    using the Internet Account Access Facility at www.equiserve.com.

     EquiServe will make every effort to process all sale orders (written, telephone and Internet) on the day it receives them, provided that instructions are received before 1 p.m. Eastern Time on a business day when the relevant securities market is open. The proceeds from such sale, less any brokerage commissions, required withholding for income taxes, service fees and other costs of sale, will be sent to you. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after EquiServe receives the sale request.

26. What happens when a participant who is reinvesting dividends on less than all of the shares registered in the participant's name sells or transfers a portion of those shares?

     If you are reinvesting dividends on less than all of your shares and sell or transfer a portion of those shares, EquiServe will pay cash dividends on the same number of shares you had previously designated prior to your sale or transfer of shares. In the event that the number of your remaining shares is less than the number of shares on which EquiServe is authorized to pay cash dividends, EquiServe will pay cash dividends on all of your remaining shares.

DISCONTINUING DIVIDEND REINVESTMENT AND CERTIFICATE WITHDRAWAL

27.  How does a participant discontinue reinvesting dividends?

     You may discontinue reinvesting dividends at any time by giving notice to EquiServe in writing, by telephone or through the Internet. Even if you discontinue reinvestment, your shares will continue to be credited in book entry form to your account unless you request a stock certificate. You may request a certificate for all or part of your shares.

     If you request a certificate for all of your shares, you will receive a stock certificate for any whole share(s) and a check for the fractional share at the then-current market value less any service fee and brokerage commission.


28.  When may a participant withdraw from the Plan?

     You may withdraw your shares from the Plan at any time, subject to the following conditions:

     If your request to withdraw is received on or before the 20th of the month preceding a dividend payment date, that dividend will be paid to you and all subsequent dividends will be paid to you unless you re-enroll in the Plan.

     If your request to withdraw is received by EquiServe after the 20th of the month preceding a dividend payment date, your request to withdraw may not become effective until that dividend has been reinvested and the shares purchased have been credited to your account under the Plan. EquiServe in its sole discretion, may either pay that dividend in cash to you or reinvest it in shares on your behalf. If the dividend is reinvested, EquiServe may sell the shares purchased and remit the sale proceeds to you, less any brokerage commissions, required withholding for income taxes, service fees and other costs of sale.

29.  Can a participant change his or her Plan options?

     Yes. You may change your options at any time by giving notice to EquiServe in writing, by telephone or through the Internet.

OTHER INFORMATION

30.  What reports will be sent?

     As soon as practicable after every purchase date on which there is activity in your account, you will receive a transaction statement. You will also receive copies of our annual reports, proxy statements and proxies as well as other correspondence generally sent to our shareholders.

31.  What is the effect of a rights offering, stock dividend or stock split?

     Any common shares distributed as a stock dividend on shares credited to your account, or held by you in stock certificate form, will be credited to your account, provided they are the same type, class and series as the shares currently held by you. In the event that rights are made available to subscribe to additional shares, debentures or other securities, the full shares held by you under the Plan may be combined with other shares of the same stock class registered in your name for purposes of calculating rights to be issued to you. Rights certificates will be issued with respect to whole shares only, however, and rights based on a fraction of a share held in your account will be sold for you and the net proceeds will be treated as a voluntary cash payment.

32.  What is the liability of the Company and EquiServe under the Plan?

     Neither we nor EquiServe will be liable for any act done in good faith or for any good faith omission to act. This limitation of liability applies to, among other things, claims arising out of failure to terminate your account upon death, the prices at which shares are purchased or sold, the times when purchases or sales are made, or fluctuations in the market value of our common stock.

     Neither we nor EquiServe can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.


33.  May the Plan be modified or discontinued?

     We have reserved the right to suspend, modify or discontinue the Plan at any time. Any suspension, modification or discontinuation of the Plan will be announced by us to all holders of common stock, including participants and non-participants in the Plan.


34.  How will Plan shares be voted at the annual meeting of shareholders?

     For each meeting of shareholders, you will receive proxy material that will enable you to vote both the shares registered in your name directly and/or whole shares credited to your account. That proxy will be voted as indicated by you on the proxy. If the proxy card is not returned or if it is returned unsigned by the registered owner, none of your shares will be voted. If you elect, all shares, including shares held in your account under the Plan, may be voted in person at the shareholders' meeting.


35.  What happens to a participant's shares upon his or her death?

     Upon your death, EquiServe will follow the instructions of your personal representative.




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                         FEDERAL INCOME TAX CONSEQUENCES

Participants in the Plan, in general, have the same federal income tax obligations with respect to their dividends as do the holders of common stock who are not participating in the Plan.

When dividends are reinvested in common shares under the Plan, a participant will be treated for federal income tax purposes as having received, on the dividend payment date, dividends equal to the full amount payable to the participant on that date, even though the participant does not actually receive the dividends in cash but, instead, uses them to purchase additional shares under the Plan. The tax basis of shares acquired under the Plan is equal to the cost of such shares, including any brokerage commissions. A participant will not realize any taxable income when certificates for shares credited to the participant's account under the Plan are issued to the participant, whether upon request or upon withdrawal from or termination of the Plan.

A participant may realize gain or loss when shares (or a fraction of a share) are sold, either by EquiServe pursuant to the participant's request or by the participant after the shares have been withdrawn from his or her Plan account. The amount of any such gain or loss will be the difference between the amount which the participant receives for his or her shares (or fraction of share) and their tax basis.

The information relating to federal income taxes contained herein does not purport to be complete. We urge you to consult a tax advisor with respect to the taxation of reinvested dividends and sales of common stock acquired under the Plan.